Exhibit 11


               BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
             Statement Regarding Computation of Loss Per Share



                                             Three months ended
                                   September 30,           September 30,
                                        1999                   1998
                                   ------------            ------------


Net loss                           $ (1,982,980)            $ (1,421,455)
                                   =============           =============

Weighted average number of
 common shares                       10,173,396                9,789,826
                                   =============           =============

Net loss per common share - basic   $   (0.19)                 $  (0.15)
                                   =============           =============